Exhibit 11



                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                               Years Ended December 31,
                                       ----------------------------------------
                                           2003          2002           2001
                                       ----------------------------------------
Numerator:
  Net Income                           $ 8,208,356   $ 7,238,298    $ 5,266,462
                                       ===========   ===========    ===========

Denominator:
  Denominator for basic earnings
     per share -- weighted average
     common shares outstanding           3,505,003     3,507,964      3,508,898

  Effect of dilutive securities:
     Officer stock option plan              31,640        18,116          1,386
                                       -----------   -----------    -----------

  Denominator for diluted earnings
     per share -- weighted average
     common shares outstanding and
     assumed conversions                 3,536,643     3,526,080      3,510,284
                                       ===========   ===========    ===========

Basic earnings per share               $      2.34   $      2.06    $     1.50
                                       ===========   ===========    ===========

Diluted earnings per share             $      2.32   $      2.05    $     1.50
                                       ===========   ===========    ===========